Exhibit 99.1

     Vertrue Reports Fiscal 2005 Third Quarter Financial Results

    -- Revenues were $149.0 million versus guidance of $151.0 million to $156.0 million; full year guidance remains unchanged at $580.0 million to $590.0 million.

    -- Earnings per share was $0.40 versus guidance of $0.46 to $0.48; full year guidance remains unchanged at $2.35 to $2.40.

    -- Operating cash flow was $9.9 million versus guidance of $11.5 to $14.5 million; full year guidance remains unchanged at $40.0 million to $45.0 million.

    -- Operating cash flow before changes in assets and liabilities was $8.7 million versus guidance of $6.5 to $9.5 million; full year guidance remains unchanged at $33.0 million to $38.0 million.

     STAMFORD, Conn.--April 27, 2005--Vertrue Incorporated (Nasdaq: VTRU), a leading consumer services marketing company, announced today its financial results for the fiscal 2005 third quarter ended March 31, 2005.
    The Company reported revenues of $149.0 million, compared to $118.5 million reported in the fiscal 2004 third quarter, and $136.5 million reported in the fiscal 2005 second quarter. Revenues from Lavalife, Inc., which was acquired on April 1, 2004, were $17.9 million in the fiscal 2005 third quarter and $17.8 million in the fiscal 2005 second quarter.
    The Company reported net income of $4.4 million, or $0.40 per diluted share, for the fiscal 2005 third quarter compared to $8.4 million, or $0.68 per diluted share, for the fiscal 2004 third quarter and $5.9 million, or $0.51 per diluted share, for the fiscal 2005 second quarter.
    The Company reported net cash provided by operating activities of $9.9 million for the fiscal 2005 third quarter versus $4.8 million in last year's third quarter and $6.7 million in the second quarter of fiscal 2005. Operating cash flow before changes in assets and liabilities reported for the fiscal 2005 third quarter was $8.7 million compared to $18.2 million in last year's third fiscal quarter and $11.1 million in the fiscal 2005 second quarter. See the table on page 8 for a reconciliation of net cash provided by operating activities to operating cash flow before changes in assets and liabilities and for an explanation of the relevance of this measure.
    "This quarter, our market-focused, Internet-based strategy took hold," said Mr. Johnson, President and CEO. "As a diversified marketing services company, we now leverage the Internet in every aspect of our business from marketing to product delivery to service.
This strategy is the result of all of our direct-to-consumer initiatives, and I am proud to say that as more members use the Internet to self-serve, our ability to serve them profitably also increases."

    Year to Date Results

    The Company reported revenues of $421.1 million in the nine month period ended March 31, 2005 compared to $355.5 million reported in the nine month period ended March 31, 2004. Revenues from Lavalife Inc. were $54.0 million in the nine month period ended March 31, 2005.
    The Company reported net income of $17.8 million, or $1.55 per diluted share, in the nine month period ended March 31, 2005 compared to $19.9 million, or $1.62 per diluted share, in the nine month period of the prior year. The effective tax rate used to compute net income was 36.6% during the nine months ended March 31, 2005 compared to 40% during the nine months ended March 31, 2004. The effect of the lower rate on net income for the nine month period ended March 31, 2005 was $0.08 per diluted share.
    The Company reported net cash provided by operating activities of $24.6 million for the nine months ended March 31, 2005 versus $25.3 million in the prior year period. Operating cash flow before changes in assets and liabilities reported for the nine months ended March 31, 2005 was $26.5 million compared to $40.2 million in the prior year period. See the table on page 8 for a reconciliation of net cash provided by operating activities to operating cash flow before changes in assets and liabilities and for an explanation of the relevance of this measure.
    During the three and nine month periods ended March 31, 2005, the Company purchased 658,000 and 972,000 shares, respectfully, of its common stock and spent $33.8 million during the nine months ended March 31, 2005. Pursuant to the share repurchase program, the Company is authorized to repurchase approximately 1,021,000 additional shares as market conditions permit. As of March 31, 2005, there were 9,834,000 shares of common stock outstanding.

    Business Outlook:

    The guidance for fiscal year 2005 remains unchanged. While revenues, earnings per share and operating cash flow for the third quarter of fiscal 2005 were less than the guidance provided in the press release issued on January 25, 2005, these shortfalls were due to timing and are expected to be offset in the fourth quarter. The revenue and earnings per share shortfall was due to the finalization of the timing surrounding the revenue recognition policy of our recent acquisition. The shortfall in operating cash flow was attributable to the timing of working capital requirements.

    Management reiterates the following guidance for the year ended
June 30, 2005:

    Revenues are expected to be in the range of $580.0 million to $590.0 million. Earnings per share is expected to be in the range of $2.35 to $2.40. Operating cash flow before changes in assets and liabilities is expected to be between $33.0 million and $38.0 million and changes in assets and liabilities are expected to be a positive $7.0 million. Capital expenditures are expected to be approximately $9.0 million. Free cash flow is expected to be approximately $31.0 million to $36.0 million.

    Management offers the following guidance for the quarter ended
June 30, 2005:

    Revenue guidance has been revised upward from a range of $157.0 million to $162.0 million to a range of $159.0 million to $169.0 million. Earnings per share guidance has also been revised upward from a range of $0.74 to $0.77 to a range of $0.81 to $0.86. Operating cash flow before changes in assets and liabilities is expected to be between $6.5 million and $11.5 million. Changes in assets and liabilities is expected to be positive $9.0 million. Capital expenditures are expected to be approximately $2.0 million. Accordingly, free cash flow is expected to be approximately $13.5 million to $18.5 million.
    See the table on page 8 for a reconciliation of net cash provided by operating activities to operating cash flow before changes in assets and liabilities and to free cash flow and an explanation of the relevance of these measures.

    Conference Call Note:

    Vertrue will host a conference call at 9:00 a.m. Eastern Time on April 27, 2005 to discuss the Company's third quarter results. To listen to the conference call, please dial (800) 369-3147 five to ten minutes before the scheduled start time. Callers will need to enter pass code "VTRU". The conference call will also be available live on the investor relations page of the Company's web site at www.vertrue.com. Please go to the web site at least fifteen minutes prior to the call to register and download any necessary audio software.
    For those who cannot listen to the live broadcast, an audio replay of the call will be available approximately one hour after the completion of the call and will remain available until April 30, 2005. To listen to the audio replay, please call (866) 442-1604. A web cast replay of the conference call will also be available on the investor relations page of the Company's web site approximately 2 hours after the end of the call and remain available until April 30, 2005.

    About Vertrue:

    Headquartered in Stamford, Conn., Vertrue Incorporated is the leading membership marketing solutions company. Vertrue gives consumers access to services that offer substantial discounts and convenience for important decisions in their everyday lives. Vertrue's valued services span healthcare, personal property, security/insurance, discounts and personals and are available to consumers through an array of online and offline channels. A premier marketing partner to corporate clients, Vertrue offers effective tools to enhance market presence, strengthen customer affinity and generate additional value.

    Any statements herein regarding the business of the Company that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those intended is contained in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on Form 10-K as filed with the SEC.



                         VERTRUE INCORPORATED
          CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                (In thousands, except per share data)



                                Three months ended  Nine months ended
                                    March 31,           March 31,
                               ------------------- -------------------
                                   2005      2004      2005      2004
                               --------- --------- --------- ---------


Revenues                       $148,995  $118,519  $421,097  $355,507

Expenses:
 Marketing                       75,968    60,941   213,189   194,342
 Operating                       31,107    22,324    81,269    66,829
 General and administrative      27,914    20,438    78,821    58,400
 Amortization of
 intangible assets                2,467       258     5,764       847
                               --------- --------- --------- ---------
Total expenses                  137,456   103,961   379,043   320,418
                               --------- --------- --------- ---------

Operating income                 11,539    14,558    42,054    35,089
Interest expense, net            (4,993)   (1,265)  (14,247)   (2,317)
Other income, net                    13       672       306       459
                               --------- --------- --------- ---------

Income before income taxes        6,559    13,965    28,113    33,231
Provision for income taxes       (2,206)   (5,586)  (10,281)  (13,292)
                               --------- --------- --------- ---------
Net income                       $4,353    $8,379   $17,832   $19,939
                               ========= ========= ========= =========

Diluted earnings per share        $0.40     $0.68     $1.55     $1.62
                               ========= ========= ========= =========

Diluted shares used in earnings per share
 calculation                     13,005    13,380    13,014    13,211
                               ========= ========= ========= =========



                         VERTRUE INCORPORATED
     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                            (In thousands)


                                Three months ended  Nine months ended
                                      March 31,       March 31,
                               ------------------- -------------------
                                   2005      2004      2005      2004
                               --------- --------- --------- ---------


Operating Activities
 Net income                     $4,353    $8,379   $17,832   $19,939
 Adjustments to reconcile net
  income to net cash
  provided by operating activities:
 Revenues before deferral      144,055   116,178   396,788   335,433
 Marketing costs before
  deferral                     (73,823)  (57,153) (202,359) (175,186)
 Revenues recognized          (148,995) (118,519) (421,097) (355,507)
 Marketing costs expensed       75,968    60,941   213,189   194,342
 Depreciation and amortization   6,457     2,407    16,879     7,649
 Deferred and other income taxes   319       823     3,516     6,127
 Tax benefit from employee stock
   plans                           606     4,944     1,545     6,497
 Other                            (248)      208       174       928
                               --------- --------- --------- ---------
Operating cash flow before
 changes in assets and
 liabilities                      8,692    18,208    26,467    40,222
     Net change in assets and
      liabilities                 1,238   (13,381)   (1,911)  (14,954)
                               --------- --------- --------- ---------
Net cash provided by
 operating activities             9,930     4,827    24,556    25,268
                               --------- --------- --------- ---------

Investing Activities
 Acquisition of fixed assets     (3,068)   (2,338)   (7,407)   (4,876)
 Net settlement of short
  term investments               36,707    71,650    94,086     5,000
 Acqusition of business and
  other investing activities    (49,590)        -   (65,687)        -
                               --------- --------- --------- ---------
Net cash (used in) provided
 by investing activities        (15,951)   69,312    20,992       124
                               --------- --------- --------- ---------

Financing Activities
 Net proceeds from
  issuance of stock               3,558     1,081     9,795    23,632
 Treasury stock purchases       (25,421)   (5,864)  (33,817)  (84,942)
 (Debt issuance costs)/Net
  proceeds from issuance of debt    (53)    1,380      (803)   87,948
 Payments of long-term obligations (169)     (118)     (373)     (368)
                               --------- --------- --------- ---------
Net cash (used in) provided
 by financing activities        (22,085)   (3,521)  (25,198)   26,270
                               --------- --------- --------- ---------
Effect of exchange rate changes
 on cash and cash equivalents       (23)       (6)      212        35
                               --------- --------- --------- ---------
Net (decrease) increase in
 cash and cash equivalents      (28,129)   70,612    20,562    51,697
Cash and cash equivalents at
 beginning of period             95,857    48,345    47,166    67,260
                               --------- --------- --------- ---------
Cash and cash equivalents at
 end of period                  $67,728  $118,957   $67,728  $118,957
                               ========= ========= ========= =========



                      VERTRUE INCORPORATED
        CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                         (In thousands)


                                            March 31,   June 30,
                                              2005        2004
                                           ---------- -----------

Assets
Current assets:
 Cash and cash equivalents (1)               $67,728     $47,166
 Restricted cash                               3,275       3,120
 Short-term investments (1)                   26,596     119,980
 Accounts receivable                          13,876      10,557
 Other current assets                         10,256       8,119
 Membership solicitation and
  other deferred costs                        41,866      52,428
                                           ---------- -----------
Total current assets                         163,597     241,370
Fixed assets, net                             39,101      36,540
Goodwill                                     187,230     125,675
Intangible and other assets, net              60,775      49,577
                                           ---------- -----------
Total assets                                $450,703    $453,162
                                           ========== ===========

Liabilities and Shareholders'
 Deficit
Current liabilities:
 Current maturities of long-term obligations    $706        $338
 Accounts payable                             34,776      35,185
 Accrued liabilities                          80,153      66,075
 Deferred membership fees                    118,771     138,381
 Deferred income taxes                        10,651      12,323
                                           ---------- -----------
Total current liabilities                    245,057     252,302
Deferred income taxes                         11,894       4,354
Other long-term liabilities                    6,107       4,930
Long-term debt                               237,773     237,659
                                           ---------- -----------
Total liabilities                            500,831     499,245
                                           ---------- -----------


Shareholders' deficit:
 Common stock; $0.01 par value
  40,000 shares authorized; 19,658
  issued (19,089 at June 30, 2004)               196         191
 Capital in excess of par value              167,792     156,457
 Accumulated earnings                         27,963      10,131
 Accumulated other comprehensive income (loss)   227        (373)
 Treasury stock, 9,824 shares at cost
  (8,852 shares at June 30, 2004)           (246,306)   (212,489)
                                           ---------- -----------
Total shareholders' deficit                  (50,128)    (46,083)
                                           ---------- -----------
Total liabilities and shareholders' deficit $450,703    $453,162
                                           ========== ===========

(1) Reclassification have been made to prior year amounts to conform to the current year presentation, including reclassifying
$112.3 million of auction rate securities from cash and cash equivalents to short-term investments at June 30, 2004.


KEY STATISTICS

                                  March 2005  December 2004 March 2004
                                  ----------  ------------  ----------
Membership Revenue Before
 Deferral Mix:
Monthly                                 55%           50%         40%
Renewal annual                          37%           41%         42%
New annual                               9%            9%         18%

Membership Price Points:
Monthly                             $12.83        $12.12      $11.37
New annual                         $102.00       $106.00     $107.00

Membership Marketing Margin Before Deferral:
Monthly                                 29%           29%         29%
New annual                              31%           30%         32%
Total                                   48%           50%         51%

Average monthly members billed
 (in thousands)                      1,797         1,594       1,343


                         VERTRUE INCORPORATED
                RECONCILIATION OF NON-GAAP INFORMATION
                            (In thousands)
                              (Unaudited)

                                Three months ended  Nine months ended
                                    March 31,           March 31,
                               ------------------- -------------------
                                   2005      2004      2005      2004
                               --------- --------- --------- ---------
Reconciliation of Operating Cash Flow
 before Changes in Assets and
 Liabilities:
Operating cash flow before
 changes in assets and
 liabilities                     $8,692   $18,208   $26,467   $40,222
Changes in assets and
 liabilities                      1,238   (13,381)   (1,911)  (14,954)
                               --------- --------- --------- ---------
Net cash provided by
 operating activities            $9,930    $4,827   $24,556   $25,268
                               ========= ========= ========= =========

Reconciliation of Revenues
 before Deferral:
Revenues reported              $148,995  $118,519  $421,097  $355,507
Changes in deferred membership
 fees, net of deferred
 membership fees acquired        (4,940)   (2,341)  (24,309)  (20,074)
                               --------- --------- --------- ---------
Revenues before deferral       $144,055  $116,178  $396,788  $335,433
                               ========= ========= ========= =========

Reconciliation of Marketing
 Costs before Deferral:
Marketing expenses reported     $75,968   $60,941  $213,189  $194,342
Changes in solicitation and
 other deferred costs            (2,145)   (3,788)  (10,830)  (19,156)
                               --------- --------- --------- ---------
Marketing costs before
 deferral                       $73,823   $57,153  $202,359  $175,186
                               ========= ========= ========= =========


                         VERTRUE INCORPORATED
            RECONCILIATION OF NON-GAAP OUTLOOK INFORMATION
                            (In thousands)
                              (Unaudited)

                                      Fourth Quarter     Full Year
                                        Fiscal 2005     Fiscal 2005
                                      --------------- ----------------

Reconciliation of Operating Cash Flow
 before Changes in Assets and
 Liabilities:
Operating cash flow before changes
 in assets and liabilities            $6,500 -11,500   $33,000-38,000
Add: Changes in assets and
 liabilities                                   9,000            7,000
                                      --------------- ----------------
Net cash provided by operating
 activities                           $15,500-20,500   $40,000-45,000
                                      =============== ================

Reconciliation of Free Cash Flow:
Net cash provided by operating
 activities                            $15,500-20,500  $40,000-45,000
Deduct: Capital Expenditures                    2,000           9,000
                                      --------------- ----------------
Free Cash Flow                         $13,500-18,500  $31,000-36,000
                                      =============== ================

                            VERTRUE INCORPORATED
                     EXPLANATION OF NON-GAAP INFORMATION

    The Company believes that Operating Cash Flow before Changes in Assets and Liabilities is an important measure of liquidity. Operating Cash Flow before Changes in Assets and Liabilities represents the actual cash flow generated in the period, excluding the timing of cash payments and receipts. This measure is used by management and by the Company's investors. However this measure is not a substitute for, or superior to, Net Cash Provided by Operating Activities prepared in accordance with generally accepted accounting principles. A reconciliation of Operating Cash Flow before Changes in Assets and Liabilities to Net Cash Provided by Operating Activities prepared in accordance with generally accepted accounting principles is presented above.

    The Company's management believes that revenues before deferral, marketing costs before deferral, and marketing margin before deferral are important measures of liquidity and are significant factors in understanding the Company's operating cash flow trends. These non-GAAP measures are used by management and the Company's investors to understand the liquidity trends of the Company's marketing margins related to the current period operations which are reflected within the operating cash flow section of the cash flow statement. GAAP revenues and marketing expenses are important measures used to understand the marketing margins earned during the period in the income statement. However, in order to understand the operating cash flow, it is important to understand the primary, current period drivers of that cash flow. Two of the primary indicators of operating liquidity for the period are revenues before deferral and marketing before deferral, which, when netted together, result in marketing margin before deferral. Revenues before deferral are revenues before the application of SAB 104 and represent the actual membership fees billed during the current reporting period less an allowance for membership cancellations. Marketing costs before deferral are marketing costs before the application of SAB 104 and SOP 93-7 and represent actual marketing costs paid for or accrued for during the current reporting period. Neither revenues before deferral nor marketing costs before deferral exclude charges or liabilities that will require cash settlement. Additionally, these measures are not a substitute for, or superior to, Revenue and Marketing Expense prepared in accordance with generally accepted accounting principles.

    Free cash flow is useful to management and the Company's investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity. Such metric may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented above.

    CONTACT: Vertrue Incorporated
             James B. Duffy, 203-324-7635